UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.    )

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☐ ☒ ☐ ☐	Preliminary Proxy Statement Definitive Proxy Statement Definitive Additional Materials Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12	☐	CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14A-6(E)(2))

Markel Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notes:

Reg. (S) 240.14a-101.

SEC 1913 (3-99)

Notice of Annual Meeting of Shareholders

To the Shareholders of Markel Corporation:

Notice is hereby given that the 2004 Annual Meeting of Shareholders of Markel Corporation (the “Company”) will be held at the Jefferson Hotel, Franklin & Adams Streets, Richmond, Virginia, on Tuesday, May 11, 2004, starting at 4:30 p.m.

The purposes for which the meeting is being held are:

1.    To elect a Board of Directors consisting of 7 persons to serve for the ensuing year;

2.    To ratify or reject the selection by the Audit Committee of the Board of Directors of KPMG LLP as the Company’s independent auditors for the year ending December 31, 2004; and

3.    To transact such other business as may properly come before the meeting.

It is important that your shares be represented and voted. Shareholders, whether or not they expect to attend the meeting in person, are requested to date, sign and return the accompanying proxy card in the envelope provided, on which no postage is needed if mailed in the United States.

A copy of the Company’s Annual Report to Shareholders for the year ended December 31, 2003 is being mailed to you with this Notice and the Proxy Statement.

You are cordially invited to attend the meeting.

By Order of the Board of Directors

Leslie A. Grandis
Secretary

March	19, 2004

4521 Highwoods Parkway

Glen Allen, Virginia 23060

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 11, 2004

The accompanying proxy is solicited by and on behalf of the Board of Directors of Markel Corporation (the “Company”) for use at the Annual Meeting of Shareholders of the Company to be held May 11, 2004, or any adjournments of the meeting, for the purposes set forth in this Proxy Statement and the attached Notice of Annual Meeting of Shareholders. This Proxy Statement and the related form of proxy are first being mailed to the shareholders of the Company on or about March 19, 2004. The Board of Directors has fixed the close of business on March 12, 2004, as the record date for the determination of shareholders entitled to notice of and to vote at the meeting and any adjournments. Each holder of record of the Company’s Common Stock, no par value (the “Common Stock”), on the record date will be entitled to one vote for each share then registered in his or her name with respect to each matter properly brought before the meeting. As of the close of business on the record date, 9,859,060 shares of Common Stock were outstanding and entitled to vote at the meeting.

If sufficient proxies are not returned in response to this solicitation, supplementary solicitations may also be made by mail, telephone, electronic communication or personal interview by directors, officers and regular employees of the Company, none of whom will receive additional compensation for these services. The Company may retain an outside proxy solicitation firm to assist in the solicitation of proxies, but at this time does not have plans to do so. Costs of solicitation of proxies will be borne by the Company, which will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in forwarding proxy materials to the beneficial owners of shares held by them.

The shares represented by all properly executed proxies received by the Secretary of the Company will be voted as set forth in the proxy or as the shareholder otherwise directs in the proxy. Any proxy may be revoked at any time before the shares to which it relates are voted, either by written notice (which may be in the form of a substitute proxy bearing a later date delivered to the secretary of the meeting) or by attending the meeting and voting in person.

March	19, 2004

PRINCIPAL SHAREHOLDERS

The following table and footnotes set forth information with respect to beneficial ownership of equity securities of the Company as of February 19, 2004, except as otherwise noted, by (i) each director; (ii) each person named in the Summary Compensation Table; (iii) each person known to the Company to be the beneficial owner of more than 5% of its outstanding Common Stock; and (iv) all directors and persons named in the Summary Compensation Table as a group. For purposes of this table, “beneficial ownership” includes, as required by applicable regulations, shares over which a person has or shares voting or investment power. Except as otherwise indicated, each of the persons named below has sole voting and investment power with respect to the shares of Common Stock beneficially owned by that person.

AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP

Name	Common Stock		Percent
Alan I. Kirshner	74,590	(a)	*
Anthony F. Markel	368,205	(b)	3.74%
Steven A. Markel	485,372	(c)	4.92%
Darrell D. Martin	42,177	(d)	*
Thomas S. Gayner	26,223	(e)	*
Douglas C. Eby	6,137	(l)	*
Leslie A. Grandis	19,114	(f)	*
Stewart M. Kasen	10,817	(g)	*
Gary L. Markel	334,142	(h)	3.39%
Jay M. Weinberg	976	(i)	*
Paul W. Springman	21,622	(j)	*
All directors and persons named in the Summary Compensation Table as a group	1,365,530	(k),(l)	13.86%
Robert E. Torray & Co., Inc.,	700,788	(l)	7.11%
Torray Corp., Robert E. Torray, Douglas C. Eby, 7501 Wisconsin Avenue, Suite 1100 Bethesda, MD 20814
Ariel Capital Management, Inc.,	1,140,253	(m)	11.57%
John W. Rogers, Jr. 200 E. Randolph Drive, Suite 2900 Chicago, IL 60601

*	Less than 1% of class.

(a)	Includes 236 shares held by Mr. Kirshner’s wife as to which he disclaims beneficial ownership.

(b)	Includes 21,886 shares held in Grantor Retained Annuity Trusts for which Mr. Anthony F. Markel is trustee and partial beneficiary. Includes 2,443 shares held in trust for his children and for which Mr. Anthony F. Markel is trustee and partial beneficiary. Includes 6,657 shares held as trustee for the benefit of Mr. Anthony F. Markel’s children as to which he disclaims beneficial ownership. Includes 2,850 shares held as trustee for the benefit of his children as to which he disclaims beneficial ownership. Includes 6,000 shares held by Mr. Markel’s wife as to which shares he disclaims beneficial ownership. Includes 92,002 shares pledged by Mr. Anthony F. Markel to secure delivery obligations under prepaid variable forward contracts.

(c)

Includes 81,726 shares held as co-trustee for the benefit of the Lewis C. Markel Residuary Trust, 23,229 shares held as co-trustee for the benefit of Mr. Kirshner’s children, 23,845 shares held as co-trustee with Gary L. Markel for the benefit of Mr. Anthony F. Markel’s children, 4,040 shares owned by

Mr. Steven A. Markel’s children and 15,600 shares held as trustee under a trust for non-employee directors under the Company’s 1989 Stock Option Plan, as to all of which shares Mr. Markel disclaims beneficial ownership.

(d)	Includes 3,500 shares held by Mr. Martin’s wife as to which shares he disclaims beneficial ownership.

(e)	Includes 447 shares held as trustee for the benefit of his wife. Includes 2,000 shares held by Mr. Gayner’s wife.

(f)	Includes 525 shares held by Mr. Grandis’ wife as to which shares he disclaims beneficial ownership. Excludes 1,000 Restricted Share Units granted to Mr. Grandis pursuant to the Markel Corporation Omnibus Incentive Plan. Share units will vest ratably over a five-year period from the date of grant (May 2003) but will not be issued until 2008.

(g)	Excludes 1,000 Restricted Share Units granted to Mr. Kasen pursuant to the Markel Corporation Omnibus Incentive Plan. Share units will vest ratably over a five-year period from the date of grant (May 2003) but will not be issued until 2008.

(h)	Includes 23,845 shares held as co-trustee with Mr. Steven A. Markel for the benefit of Mr. Anthony F. Markel’s children as to which he disclaims beneficial ownership. Includes 301,403 shares held by the Markel Family Limited Partnership. Mr. Gary L. Markel is the sole general partner of, and holder of 99.9% of the beneficial interests in, the Markel Family Limited Partnership. Includes 2,444 shares held in trust for his child and for which Mr. Gary L. Markel is trustee and partial beneficiary. Includes 2,850 shares held as trustee for the benefit of his child. Includes 70,000 shares pledged by Mr. Gary L. Markel to secure delivery obligations under prepaid variable forward contracts. Excludes 1,000 Restricted Share Units granted to Mr. Gary Markel pursuant to the Markel Corporation Omnibus Incentive Plan which shares are not issuable until 2008.

(i)	Excludes 1,000 Restricted Share Units granted to Mr. Weinberg pursuant to the Markel Corporation Omnibus Incentive Plan. Share units will vest ratably over a five-year period from the date of grant (May 2003) but will not be issued until 2008.

(j)	Includes 4,200 shares held by Mr. Springman’s wife as to which he disclaims beneficial ownership.

(k)	Includes 172,408 shares as to which beneficial ownership is disclaimed.

(l)	Based upon an Amended Schedule 13G filed by the named individuals and entities on February 17, 2004. Robert E. Torray & Co., Inc. has shared voting and investment power with respect to these shares. In accordance with written procedures adopted by his employer, Mr. Douglas C. Eby, President of Robert E. Torray & Co., Inc., exercises no voting or investment control over these Markel shares and accordingly Mr. Eby disclaims beneficial ownership of any shares other than those owned directly by him. Excludes 1,000 Restricted Share Units granted to Mr. Eby pursuant to the Markel Corporation Omnibus Incentive Plan. Share units will vest ratably over a five-year period from the date of grant (May 2003) but will not be issued until 2008.

(m)	Based upon an Amended Schedule 13G filed by the named individual and entity on February 13, 2004.

ELECTION OF DIRECTORS

Nominees

A board of seven directors is to be elected at the meeting to serve until the next annual meeting of shareholders and the election and qualification of their successors. The Company’s Board of Directors presently consists of ten directors. In order to comply with requirements that a majority of directors be independent of management, the Board has determined to reduce the size of the Board to seven members and nominate the individuals listed below, all of whom currently serve as directors. All Board members are expected to attend the Company’s annual meeting absent unusual circumstances. Each of the nominees named below attended the Company’s annual meeting in 2003.

Each of the nominees has consented to being named as a nominee in this Proxy Statement, has agreed to serve if elected, and has furnished to the Company the information set forth in the following table.

It is expected that each of the nominees will be able to serve, but in the event that any such nominee is unable to serve for any reason (which event is not now anticipated), the proxies reserve discretion to vote or refrain from voting for a substitute nominee or nominees.

Shareholders may withhold authority to vote for any of the nominees on the accompanying proxy. In the election of directors, the seven nominees receiving the greatest number of votes will be elected even if they do not receive a majority. Abstentions and broker non-votes will count towards a quorum but will have no effect on any action taken at the meeting.

Name, Age, Positions with the Company or Principal Occupation for Past Five Years, and Other Information	Director Since
ALAN I. KIRSHNER, 68 Chairman of the Board of Directors and Chief Executive Officer since September 1986. President from 1979 to March 1992.	1978

ANTHONY F. MARKEL, 62 President and Chief Operating Officer since March 1992. Executive Vice President from 1979 to March 1992. Director of Hilb, Rogal and Hobbs Company.	1978

STEVEN A. MARKEL, 55 Vice Chairman since March 1992. Treasurer from October 1986 to August 1993. Executive Vice President from October 1986 to March 1992. Director of S&K Famous Brands, Inc.	1978

DOUGLAS C. EBY, 44 President of Robert E. Torray & Co. Inc., an independent money management firm located in Bethesda, Maryland. Vice President of The Torray Fund, an investment fund managed by Robert E. Torray & Co. Inc.	2001

LESLIE A. GRANDIS, 59 Secretary since February 1989. Partner, McGuireWoods LLP, Richmond, Virginia, attorneys-at-law, since 1974. Director of Cornerstone Realty Income Trust, Inc.; CSX Trade Receivables Corporation.	1987

STEWART M. KASEN, 64 President, CEO and Director, S&K Famous Brands, Inc., Richmond, Virginia, since April 2002. President, Schwarzschild Jewelers, Richmond, Virginia, from September 2001 to April 2002. Private investor from October 1999 to August 2001. Chairman, President and Chief Executive Officer of Factory Card Outlet Corp. from May 1998 to October 1999; Factory Card Outlet filed a petition for bankruptcy on March 23, 1999. Director of K2 Inc.; Department 56, Inc.; and The Singer Companies.	1987

JAY M. WEINBERG, 71 Chairman, Hirschler Fleischer, a professional corporation, attorneys-at-law, member of firm since 1959. Director of First Capital Bank.	2003

Committees of the Board of Directors

The Board of Directors has a Compensation Committee and an Audit Committee. The Company does not currently have a separate nominating committee; instead the full Board has acted to recruit and nominate Board members. The Board believes this procedure has worked well in the past; however, in order to comply with New York Stock Exchange listing requirements the Board will establish a Nominating/Corporate Governance Committee consisting solely of independent directors by the date of this year’s annual meeting. Any shareholder wishing to recommend a nominee for consideration, or otherwise communicate with the Board, should write to the Board in care of the Company Secretary at 4521 Highwoods Parkway, Glen Allen, Virginia, 23060.

The Board has determined that Messrs. Eby, Grandis, Kasen and Weinberg are “independent” directors of the Board under applicable rules and listing standards.

The Board will also adopt separate charters for the Nominating/Corporate Governance Committee and the Compensation Committee and will update the charter for the Audit Committee. Each of these charters will be published on the Company’s website, www.markelcorp.com.

Audit Committee members for 2003 included Mr. Kasen, Mr. Eby, Mr. Grandis and Mr. Weinberg (since May 2003), with Mr. Kasen serving as Chairman. The Board of Directors, in its business judgment, has determined that all members of the Audit Committee are “independent,” as defined in the listing standards of the New York Stock Exchange applicable until the date of this year’s meeting. Effective as of the date of this year’s meeting, Mr. Grandis will no longer serve on the Audit Committee. In addition, the Board of Directors, in its business judgment, has determined that all members of the Audit Committee are “audit committee financial experts” as defined by Item 401(h) of Regulation S-K under the Securities Exchange Act of 1934. In making this determination the Board considered, among other things, the experience described in the table above and the following brief synopsis of other experience considered by the Board to be relevant:

Mr. Eby-As President of Robert E. Torray & Co. Inc., supervises and has ultimate oversight responsibility for financial officers preparing financial statements for the company. He has in excess of 20 years of experience in the investment advisory business including review and analysis of financial statements and periodic reports of numerous public and private businesses.

Mr. Grandis-Has been involved in the practice of law, with an emphasis on acquisitions and finance for more than 30 years. In the course of such practice he has represented numerous clients before the SEC and other regulatory bodies and has had significant interaction with public accounting firms. He also has had extensive experience as a private investor in reviewing and analyzing financial statements and periodic reports of numerous public and private businesses.

Mr. Kasen-As chief executive officer of several publicly traded companies, has supervised the chief financial officer and/or other accounting personnel in connection with their preparation of financial statements for the companies. He also has served, or currently serves, on the audit committee of several publicly traded companies and he has had extensive experience as a private investor in reviewing and analyzing financial statements and periodic reports of numerous public and private businesses.

Mr. Weinberg-As President of his law firm (for 15 years) he actively supervised the business and financial manager of the firm. He has served, or currently serves, on the audit committee of several companies and he has over 40 years experience as a lawyer serving numerous public and private companies. In his law practice and as a private investor he has had extensive experience in reviewing and analyzing financial statements and periodic reports of numerous public and private businesses.

Compensation Committee members during 2003 were Mr. Kasen (Chairman), Mr. Eby, Mr. Gary Markel and Mr. Weinberg (since May 2003).

During 2003 the Board of Directors held four regular meetings and one special meeting. There were seven meetings of the Audit Committee and three meetings of the Compensation Committee during 2003.

Compensation of Directors

Each non-employee director received for services as a director during 2003 an annual fee of $10,000, plus $1,250 for each regular or special director’s meeting attended and reimbursement of expenses incurred in connection with attending meetings. Committee members received a fee of $1,250 for each committee meeting attended on a day other than a regularly scheduled board meeting. Non-employee directors are also eligible to participate, up to the total amount of fees received by the director, in the Company’s Employee Stock Purchase and Bonus Plan (the “Stock Plan”). Under this plan amounts specified by a director are withheld from a director’s fees and forwarded to an independent administrator who purchases shares of the Company’s Common Stock on behalf of the director participant. In addition the Company provides a “bonus” of 10% of the net increase in shares owned under the plan in a calendar year. Mr. Eby and Mr. Weinberg participated in the Stock Plan during 2003, purchasing 86 and 69 shares for approximately $21,250 and $17,500, respectively and receiving bonus shares worth $2,293 and $1,845, respectively. The Company also offers loans to all employees and non-employee directors to facilitate the purchase of shares under this plan. To comply with the requirements of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), effective as of July 30, 2002 executive officers and directors may no longer receive new loans under the Stock Plan. Messrs. Kasen, Grandis and Eby have previously borrowed under the Stock Plan. See “Certain Transactions.”

Non-employee Director Stock Option Plan

In 1989, the Company established a Stock Option Plan for Non-Employee Directors (the “Directors Plan”) which provided for one-time automatic awards to non-employee directors of options to purchase 6,000 shares of the Company’s Common Stock. This plan terminated, as to future grants, on December 31, 1998. The Directors Plan was amended in early 1999 to permit participants to defer receipt of shares of Common Stock upon exercise of options. At December 31, 1999, three non-employee directors had exercised options and deferred receipt of shares under the Directors Plan. During 2003, Mr. Gary Markel received 1,200 shares for which receipt had been deferred.

During 2003, non-employee directors (Messrs. Eby, Grandis, Kasen, Weinberg and Mr. Gary Markel) were each awarded 1,000 Restricted Stock Units under the Markel Corporation Omnibus Incentive Plan. Each Unit represents the right to receive one share of Common Stock. The Units vest ratably over five years with no shares to be issued until the end of five years. In connection with its decision to reduce the size of the Board of Directors, the Board modified the terms of the award to Mr. Gary Markel to provide for full vesting of the Units awarded to him although shares will not be issued until 2008.

Family Relationships

Anthony F. Markel and Gary L. Markel are brothers, and Steven A. Markel is their first cousin.

EXECUTIVE COMPENSATION

The following table provides compensation information for the Company’s Chief Executive Officer and other executive officers.

SUMMARY COMPENSATION TABLE(1),(2)

	Year				Long Term Compensation Restricted Stock Unit Awards ($)	All Other Compensation ($)(3)
Name and Principal Position		Annual Compensation
		Salary ($)	Bonus ($)
Alan I. Kirshner Chairman and CEO	2003 2002 2001	450,000 403,462 395,000	180,000 0 0		— — —	99,736 100,947 133,417
Anthony F. Markel President and COO	2003 2002 2001	450,000 403,462 395,000	180,000 0 0		— — —	145,702 131,046 118,819
Steven A. Markel Vice Chairman	2003 2002 2001	450,000 403,462 395,000	180,000 0 0		— — —	112,594 101,737 91,981
Darrell D. Martin Executive Vice President and CFO	2003 2002 2001	369,616 326,923 320,000	170,000 0 0		— — —	43,850 46,079 45,589
Thomas S. Gayner Chief Investment Officer	2003 2002 2001	400,000 250,000 225,000	440,000 289,686 333,794	(4) (4)	330,000 — —	27,632 28,358 27,602
Paul W. Springman Executive Vice President	2003 2002 2001	400,000 343,269 315,000	440,000 455,000 167,000		330,000 — —	54,046 55,853 74,284

(1)	In accordance with applicable rules of the Securities and Exchange Commission, this table excludes all amounts paid under group life, health, hospitalization, medical reimbursement and relocation plans which do not discriminate in scope, terms or operation in favor of persons named in the Summary Compensation Table or directors. This table also excludes for each person named in the Summary Compensation Table the value of perquisites if they do not exceed the lesser of $50,000 or 10% of bonus and salary for such person.

(2)	At December 31, 2003, Mr. Martin, Mr. Springman and Mr. Gayner held restricted bonus shares received in connection with the Company’s 1998 stock loan plan. The number of shares held and their value at December 31, 2003 was 24 and $6,150; 4 and $922; and 6 and $1,592, for Mr. Martin, Mr. Springman and Mr. Gayner, respectively. If dividends were paid on shares of Common Stock the same dividend would be paid on restricted bonus shares. The Company has never paid a cash dividend on its Common Stock and does not anticipate paying cash dividends in the near future. In addition, Mr. Gayner and Mr. Springman were awarded 1,238 Restricted Stock Units for 2003 with the value reflected in the table above. Holders of Units are not entitled to receive any dividends prior to vesting and issuance of the shares underlying the Units.

(3)

Amounts shown in this column include the Company’s contributions under the Company’s Retirement Savings (401k) Plan in the amount of $18,000 for each person named in the Summary Compensation Table. In the case of Messrs. Kirshner and Anthony and Steven Markel, the amounts shown also include accruals of $81,736 for Mr. Kirshner, $127,702 for Anthony Markel and $94,594 for Steven Markel pursuant to Employment Agreements which provide for deferred compensation and earnings thereon. Includes for Mr. Martin, Mr. Springman and Mr. Gayner, $25,850, $36,046 and $9,632, respectively, representing the difference between the interest rate charged on loans made to them under the Company’s stock loan plans and 120% of the applicable federal long-term rate at the time the loan was made (a rate presumed for certain purposes under Securities and Exchange Commission regulations to be a maximum market rate). In accordance with applicable rules the information in this footnote relates only to 2003.

(4)	Includes bonus derived from the revenues of Markel Gayner Asset Management Corporation, an investment advisory subsidiary of the Company.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Messrs. Kasen, Eby, Weinberg and Gary Markel are members of the Compensation Committee of which Mr. Kasen is Chairman. Historically, the Compensation Committee has had responsibility for establishing and reviewing the compensation of the Chairman and CEO, the Vice-Chairman, the President, and the Executive Vice President & Chief Financial Officer (“Senior Executive Officers”), and administering incentive stock plans. Beginning in 2003, the Compensation Committee approved compensation for all other executive officers as well as the Senior Executive Officers.

The Company’s compensation packages for Executive Officers for 2003 consisted of base salary, annual performance based bonuses, contributions to retirement plans, in the case of Messrs. Kirshner, Anthony Markel and Steven Markel, deferred compensation benefits and in the case of Messrs. Gayner and Springman, performance based bonuses payable in Restricted Stock Units.

In general, base salary levels are set at the minimum levels believed by the Committee to be sufficient to attract and retain qualified executives when considered with other components of the Company’s compensation structure. Annual base salaries for Senior Executive Officers were set at $450,000 ($365,000 for Mr. Martin) effective as of November 1, 2002. Effective in January 2003, base salaries for Messrs. Springman and Gayner were set at $400,000 each. On November 24, 2003, the Compensation Committee increased Mr. Martin’s base salary to $425,000. In establishing salaries, including Mr. Kirshner’s salary as Chief Executive Officer, the Committee considers years of service, level of experience and areas of responsibility, the annual rate of inflation and the Company’s operating performance.

In addition to base salary, the Committee approved a bonus plan for Executive Officers in which cash bonuses are paid based on increases in the book value of the Company’s Common Stock (the “Executive Bonus Plan”). The Committee believes that consistent increases in book value will enhance the value of the Company and will, over time, result in higher stock prices.

Bonus Plan For Executive Officers

Under the Executive Bonus Plan, bonuses for Senior Executive Officers, expressed as a percentage of base salary, are awarded based on a five-year average of the compound growth in book value per share of Common Stock. During 2003, the Committee, after considering (i) the return being realized by shareholders, (ii) the level of base compensation received by Senior Executive Officers and (iii) the fact that Senior Executive Officers received no bonus for 2001 or 2002, determined to adjust the method of calculating the five-year average of the compound growth in book value per share by eliminating the impact on the calculation of goodwill amortization and equity issuances prior to 2003. The five year average compound growth in book value for the year ended December 31, 2003 was 13% and accordingly, bonuses equal to 40% of base salary were paid to Senior Executive Officers for 2003.

In years prior to 2003, Mr. Springman’s bonus was based on underwriting results and Mr. Gayner’s bonus was based on investment results. The Bonus Plan for Mr. Gayner and Mr. Springman for 2003 was similar to that of the Senior Executive Officers but was based on growth in book value per share solely for 2003 rather than an average. For any future awards for Mr. Gayner and Mr. Springman, it is anticipated this measure will be averaged for the period beginning January 1, 2003 to the measurement date until a five-year average is reached (e.g. a two year average for 2004, a three year average for 2005, etc.). For 2003, book value increased 19% and accordingly, bonuses equal to 110% of base salary were paid to Mr. Springman and Mr. Gayner for 2003. Amounts paid under the Executive Bonus Plan for 2003 are reflected in the Summary Compensation Table above.

For calendar year 2004 the Compensation Committee, has established the following bonus plan for Senior Executive Officers and as noted above, a similar plan for Mr. Gayner and Mr. Springman which will build to a five year average over time. Book value calculations are subject to adjustment to reflect capital or other transactions which impact reported book value per share.

5 Year Average Compound Growth In Book Value Per Share	Bonus as % of Base Salary
Under 11%	0%
11%	25%
12%	30%
13%	40%
14%	50%
15%	60%
16%	75%
17%	90%
18%	100%
19%	110%
20%	125%
21%	145%
22%	170%
23%	200%
24%	250%
Over 24%	Discretionary

During 2003, the Committee also determined to enhance the bonus plan for Mr. Gayner and Mr. Springman by awarding them Restricted Stock Units equal in value to a specified percentage of base salary and based on the compound growth in book value per share. Each Unit represents the right to receive one share of Common Stock. As with the cash bonus award, this Restricted Stock Unit Award was based on growth in book value solely for 2003 rather than an average, with any future awards anticipated to build over time to a five-year average. The Restricted Stock Units provide for “cliff” vesting (i.e. all at once, not ratably) five years after the end of the year for which the award is made. Early vesting, in whole or in part, may occur in the event of death, disability, retirement, following a change in control and job loss or in the event the Committee determines the executive had an approved termination of employment. In the event of early vesting the shares will generally not be issued until the end of the five year period. The awards and shares received under them may be subject to forfeiture and/or partial recapture if (i) the executive is terminated for cause, (ii) the executive becomes associated with a business which competes with the Company, or (iii) the Committee determines the executive has engaged in conduct detrimental to the interests of the Company.

The value of Restricted Stock Unit Awards for 2003 are reflected in the Summary Compensation Table above.

For calendar year 2004 the Committee has awarded Restricted Stock Units to each of Mr. Gayner and Mr. Springman as follows:

Restricted Stock Units, expressed in dollars as a percentage of base salary, will be based on growth in book value per share of Common Stock. For 2004, the relevant measure will be growth in book value per share averaged for the period beginning January 1, 2003 to December 31, 2004. Book value calculations are subject to adjustment to reflect capital or other transactions which impact reported book value per share.

Growth in Book Value Per Share	Value of Restricted Stock Units As % of Base Salary
Under 11%	0%
11%	18.75%
12%	22.5%
13%	30%
14%	37.5%
15%	45%
16%	56.25%
17%	67.5%
18%	75%
19%	82.5%
20%	93.75%
21%	108.75%
22%	127.5%
23%	150%
24%	187.5%

Section 162(m) of the Internal Revenue Code of 1986, as amended, imposes a $1,000,000 limit on the amount of U. S. compensation that will be deductible for U. S. tax purposes by the Company with respect to each of the Chief Executive Officer and the four other most highly compensated executive officers. Performance based compensation (such as restricted stock unit awards) that meets certain requirements will not be subject to the deduction limit. The Committee, with the assistance of the Company’s legal counsel, has reviewed the impact of Section 162(m) on the Company and believes it is unlikely that the U.S. compensation to be paid to any executive officer during the fiscal year ending December 31, 2004 will significantly exceed the limit. The Committee will continue to monitor the impact of the Section 162(m) limit and will attempt to minimize the loss of tax deductions in future years as long as doing so is consistent with the Committee’s objectives for management compensation.

MEMBERS OF THE COMPENSATION COMMITTEE

Stewart M. Kasen, Chairman, Douglas C. Eby, Gary L. Markel, Jay M. Weinberg

Performance Graph

The following graph compares the cumulative total return (based on share price) on the Company’s Common Stock with the cumulative total return of companies included in the S&P 500 Index and the Dow Jones Property and Casualty Insurance Companies Index. This information is provided in accordance with SEC requirements and is not necessarily indicative of future results.

	1998	1999	2000	2001	2002	2003
Markel Corporation	100	86	100	99	114	140
S&P 500	100	121	110	97	76	97
Dow Jones Property & Casualty Insurance	100	74	121	116	108	135

*	$100 invested on 12/31/98 in stock or index—including reinvestment of dividends. Fiscal years ending December 31.

Employment Agreements

The Company has entered into employment agreements with Mr. Kirshner, Mr. Anthony Markel and Mr. Steven Markel which provide for the employment of those individuals as executive officers. Each agreement has an initial term of one year and is automatically renewed for additional terms of one year unless either party gives 60 days notice of non-renewal. If the Company chooses not to renew, the Company will be deemed to have terminated the executive’s employment without cause. The agreements provide for a base annual salary, currently $450,000 for Messrs. Kirshner, Anthony Markel and Steven Markel. Each executive has agreed to preserve the confidentiality of the Company’s proprietary data and has also agreed not to compete with the Company for a period of two years following termination. In the event of an executive’s death or disability, the Company will continue to pay base salary and benefits for twelve months. In the event the agreement is terminated by the Company for cause or voluntarily by the executive, the Company’s obligations under the agreement will terminate. In the event the agreement is terminated by the Company without cause, the Company will pay the executive his base salary for twenty-four months from the date of termination. The agreements also provide for annual salary reviews, bonuses by the Board of Directors, and certain additional benefits.

The employment agreements also provide each executive with a deferred compensation benefit pursuant to which the Company will set aside annually an amount equal to 8% for Mr. Steven Markel, 10.8% for Mr. Anthony Markel and 16% for Mr. Kirshner, of base salary plus interest at the rate of 8% per annum on the amount set aside from the date of each installment of base salary. The deferred compensation benefit is payable at a time elected by the executive upon at least six month’s advance notice or failing an election upon the executive’s death or termination of employment. Payments may be limited to the extent necessary to prevent the payments from becoming non-deductible to the Company under Section 162(m) of the Internal Revenue Code. Amounts accrued for the year ended December 31, 2003, are included in the Summary Compensation Table in the “All Other Compensation” column.

The Company has entered into similar agreements with Mr. Gayner, Mr. Martin and Mr. Springman but these agreements do not provide for deferred compensation benefits.

Certain Transactions

Loan Program

In order to encourage employee and director share ownership, the Company’s Stock Plan includes a loan program component (the “Loan Program”) available to all employees and non-employee directors. As required by the Sarbanes-Oxley Act, effective July 30, 2002, new loans under the Loan Program are no longer available to directors and executive officers. Existing loans to directors and executive officers will continue in accordance with their terms in effect on July 30, 2002. The Loan Program is designed to facilitate the purchase of shares of the Company’s Common Stock. The Loan Program also provides for the award of bonus shares to participants at the rate of one bonus share for every 20 new shares purchased through the Loan Program. In 1998, an additional restricted bonus feature was added which awards bonus shares at the same one for 20 share rate, but the restricted shares vest 20% a year commencing on the second anniversary of the purchase. In 2000, the Loan Program was further amended to eliminate the restricted share award feature on a prospective basis and instead to provide for an incentive payment if the Company’s growth in book value goals are met. This incentive payment feature was extended to all outstanding loans as well.

The incentive payment feature applicable to the “grandfathered” loans for executive officers and directors is based on a five-year compound annual growth in book value (“Company Incentive Payment”) as follows:

5 year Average Compound Annual Growth in Adjusted Book Value Per Share	Company Incentive Payment as % of Original Loan Balance
Under 15%	0%
15%	1.25%
16%	2.0%
17%	2.75%
18%	3.5%
19%	4.25%
20%	5%
21%	5.75%
22%	6.5%
23%	7.25%
24%	8.0%
25%	8.75%
Over 25%	Discretionary

For these purposes, book value is adjusted to exclude the benefit of issuing equity securities at prices above the preceding year end book value per share and to exclude the goodwill amortization costs resulting from a transaction in which equity securities are issued.

The five-year average compound growth in adjusted book value per share for 2003 was 7% and accordingly no Company Incentive Payment was made on “grandfathered” loans under the Loan Program.

One-half of the calculated annual incentive payment will be applied to a participant’s outstanding indebtedness to reduce the amount of the required balloon payment or the loan balance and one-half of the calculated annual incentive payment, net of taxes required to be withheld on the entire Company Incentive Payment, will be paid directly to the participant by March 31 of a given year.

Messrs. Kasen and Grandis, non-employee directors, participated in the Loan Program in 1997, each borrowing a total of $500,000 and each purchasing 3,427 shares. They each also received 171 bonus shares with an approximate value at the time of the award of $25,000. Mr. Eby participated in the Loan Program during 2001, borrowing $1,000,000 to purchase 5,494 shares. Mr. Eby received 275 bonus shares valued at $50,000 in connection with this purchase.

All loans made under the Loan Program bear interest at 3% and are generally due and payable within 10 years of the loan date. The unsecured loans are full recourse and are partially amortizing, requiring a balloon payment at maturity in the case of Messrs. Gayner, Martin, Springman and Eby and are fully amortizing in the case of Messrs. Grandis and Kasen. The loan may be prepaid at any time, must be repaid in the event of an employee’s termination, or in the event a non-employee director ceases to be a director, and the interest rate and payment terms are adjusted to terms comparable to market rates and terms in the event a participant sells or pledges the shares purchased pursuant to the Loan Program (including bonus shares awarded in connection with the Loan Program) without the Company’s prior consent.

The largest aggregate amount of principal and interest outstanding during 2003 on stock loans made to the named officers and directors was as follows: Douglas C. Eby—$996,180; Thomas S. Gayner—$288,536; Leslie A. Grandis—$309,328; Stewart M. Kasen—$309,328; Darrell D. Martin—$798,429; Paul W. Springman—$1,154,428. At December 31, 2003 the amount of interest and principal outstanding on stock loans to the named officers and directors was as follows: Douglas C. Eby—$932,929; Thomas S. Gayner—$267,007; Leslie A. Grandis—$259,120; Stewart M. Kasen—$259,120; Darrell D. Martin—$727,955; Paul W. Springman—$1,087,679.

Other Transactions

Mr. Kirshner’s spouse, son-in-law and sister-in-law are each employed by a Company subsidiary as Executive Producer, Divisional Vice President and Product Line Team Leader, respectively. For 2003, total compensation to Mr. Kirshner’s spouse was less than $60,000. Total salary and performance based bonuses for Mr. Kirshner’s son-in-law and sister-in-law were $245,000 and $92,000, respectively. Cre Run Enterprises, LLC, an entity controlled by Mr. Kirshner, purchased insurance on an arm’s length basis from Company subsidiaries during 2003 for total premiums of approximately $82,000.

The Company owns a  1/7th interest in Dominion Citation Group, L.C. (“Dominion”), a limited liability company formed to own and operate a private aircraft. The Company’s initial investment in Dominion was approximately $160,000. Steven Markel and Mr. Kirshner also own  1/7th interests in Dominion. Ownership interests in Dominion entitle the member to use of the aircraft for a specified number of hours at rates believed to be more favorable than those generally available in the market.

McGuireWoods LLP, of which Leslie A. Grandis is a partner, provides legal services to the Company.

Stock Plans For Employees

At December 31, 2003 the Company had outstanding options under the 1986 Stock Option Plan, which expired on November 3, 1996.

The following table provides information, as of December 31, 2003, concerning options held by the individuals included in the Summary Compensation Table.

OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

	Shares Acquired on Exercise (#)	Value Realized ($)(1)	Number of Securities Underlying Unexercised Options at FY-End (#)		Value of Unexercised In-the-Money Options at FY-End ($)(2)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Darrell D. Martin	—	—	10,000	—	2,117,600	—
Thomas S. Gayner	2,500	441,275	—	—	—	—

(1)	Difference between fair market value and exercise price on date of exercise.

(2)	Difference between fair market value and exercise price at fiscal year end.

Equity Compensation Plan Information

The following table presents information as of December 31, 2003 with respect to compensation plans under which shares of the Company’s Common Stock are authorized for issuance.

Plan Category	Number of Securities to Be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans[1]
Equity Compensation Plans Approved by Shareholders	15,000	$27.83	145,000[2]

Equity Compensation Plans Not Approved by Shareholders	5,528[3]	$0	55,500[4]

Total	20,528	$20.34	200,505

[1]	Amounts exclude any securities to be issued upon exercise of outstanding options, warrants or rights, including restricted share units.

[2]	Shares of Common Stock eligible for issuance or purchase on the open market under the Markel Corporation Omnibus Incentive Plan.
[3]	Outstanding options under Octavian Stock Option Plan.
[4]	Shares of Common Stock eligible for issuance or purchase on the open market under the Markel Corporation Employee Stock Purchase and Bonus Plan.

Summary Description of the Company’s Equity Compensation Plans Not Approved by Shareholders

Markel Corporation Employee Stock Purchase and Bonus Plan

The Employee Stock Purchase and Bonus Plan (“Stock Plan”) provides a method for employees and directors to purchase shares of the Company’s Common Stock on the open market. The Stock Plan has not been approved by shareholders. The Stock Plan provides for the award of bonus shares to participants at the rate of 10% of the net increase in the number of shares of Common Stock purchased through the Stock Plan by a participant in a given year.

In order to encourage employee and director share ownership, the Company’s Stock Plan includes a loan program component (the “Loan Program”) available to all employees and non-employee directors. As required by the Sarbanes-Oxley Act, effective July 30, 2002, new loans under the Loan Program are no longer available to directors and executive officers. Existing loans to directors and executive officers will continue in accordance with their terms in effect on July 30, 2002. The Loan Program also provides for the award of bonus shares to participants at the rate of 5% of the new shares purchased through the Loan Program. The Loan Program also provides for an incentive payment if the Company’s growth in book value goals are met.

Octavian Stock Option Plan

In connection with the Company’s acquisition of Markel International in March 2000, the Company provided for the conversion of options under Markel International’s Octavian Stock Option Plan (“Octavian Plan”) into options to purchase Company Common Stock. The Octavian Plan has not been approved by shareholders. The Octavian Plan provides for the grant of options to former and current members of management of Octavian (now Markel Syndicated Management Limited) based on profit commissions receivable by Markel Syndicate Management for the 1997 to 2000 years of account at Lloyd’s. All outstanding options have a nominal exercise price and are fully exercisable. Options expire seven years from the date of grant. No further options will be issued under this plan.

Compensation Committee Interlocks And Insider Participation

As noted above, the members of the Compensation Committee during 2003 were Messrs. Kasen, Eby, Weinberg and Gary Markel. Mr. Kasen participated in the Company’s Loan Program during 1997 and as a result had indebtedness outstanding to the Company at December 31, 2003 of $259,120. Mr. Eby participated in the Company’s Loan Program during 2001 and as a result had indebtedness outstanding to the Company at December 31, 2003 of $932,929. See “Certain Transactions—Loan Program.”

Gary Markel & Associates, Inc. and Gary Markel Surplus Lines Brokerage, Inc., entities owned or controlled by Gary L. Markel, place insurance with and on behalf of the Company. During 2003, the Company paid $1,438,478 in commissions to those entities.

Steven Markel, the Company’s Vice Chairman, serves on the board of directors (but not the compensation committee) of S&K Famous Brands, Inc. Mr. Kasen, a member of the Company’s Compensation Committee, is President and Chief Executive Officer of S&K Famous Brands, Inc.

SELECTION OF AUDITORS

KPMG LLP, independent certified public accountants, has been selected by the Audit Committee of the Board of Directors as independent auditors of the Company for the current fiscal year, subject to ratification or rejection by the shareholders. Representatives of KPMG LLP are expected to be present at the annual meeting and will have an opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions from shareholders. In the event the shareholders do not ratify the selection of KPMG LLP, the selection of other independent auditors will be considered by the Audit Committee.

Report of the Audit Committee

The Audit Committee acts under a written charter adopted by the Board of Directors which will be posted on the Company’s website, www.markelcorp.com, and published as an appendix to our proxy statement whenever the charter is modified or every three years. The Committee’s primary function is to assist the Board of Directors in its oversight of the Company’s financial reporting process. Management is responsible for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles, internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors, KPMG LLP, are responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards.

In performing its oversight role, the Audit Committee has reviewed and discussed the audited financial statements with management and the independent auditors. The Audit Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, and has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. The Audit Committee has considered whether the provision of non-audit services (none of which related to financial information systems design and implementation) by the independent auditors is compatible with maintaining the auditors’ independence and has discussed with the auditors the auditors’ independence. Based on the review and discussions described in this Report, and subject to the limitations on its role and responsibilities described below and in its charter, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003.

The members of the Audit Committee are not accountants or auditors and rely without independent verification on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that the Company’s financial statements have been prepared in accordance with generally accepted accounting principles or that the audit of the Company’s financial statements by KPMG LLP has been carried out in accordance with generally accepted auditing standards.

The Audit Committee also pre-approves all audit services and permitted non-audit services to be performed by the independent auditors. The Audit Committee has delegated authority for pre-approval between meetings to one or more members of the Committee, provided any decision to grant pre-approval is presented to the full Committee at its next scheduled meeting.

MEMBERS OF THE AUDIT COMMITTEE

Stewart M. Kasen, Chairman, Douglas C. Eby, Leslie A. Grandis, Jay M. Weinberg

Audit Fees

The aggregate fees billed to the Company during 2003 and 2002 by KPMG LLP for audit services were $2,548,800 and $2,412,000, respectively.

Audit-Related Fees

The aggregate fees billed to the Company during 2003 and 2002 by KPMG LLP for audit-related services not otherwise reported in the preceding paragraph, primarily employee benefit plan audits and internal control documentation assistance, were $92,855 and $51,000, respectively.

Tax Fees

The aggregate fees billed to the Company during 2003 and 2002 by KPMG LLP for tax services, primarily tax planning, tax compliance and executive tax services, were $257,192 and $181,573, respectively.

All Other Fees

The aggregate fees billed to the Company during 2003 and 2002 by KPMG LLP for all other services, primarily actuarial certifications, were $100,585 and $69,545, respectively. None of the services provided by KPMG LLP consisted of financial information systems design or implementation services.

OTHER MATTERS

The Board of Directors knows of no other matters which will be brought before the meeting. However, if any other matters are properly presented, or if any question arises as to whether any matter has been properly presented and is a proper subject for shareholder action, the persons named as proxies in the accompanying proxy intend to vote the shares represented by such proxy in accordance with their best judgment.

SHAREHOLDER PROPOSALS FOR NEXT MEETING

Any shareholder desiring to make a proposal to be acted upon at the next Annual Meeting of Shareholders must present the proposal to the Company at its principal executive offices in Glen Allen, Virginia, no later than November 19, 2004 in order for the proposal to be included in the Company’s proxy materials. Any such proposal should meet the applicable requirements of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations thereunder.

For shareholder proposals not included in the Company’s proxy statement for the 2005 Annual Meeting, the persons named by the Board of Directors proxy will be entitled to exercise discretionary voting power in the circumstances set forth in Rule 14a-4(c) of the Exchange Act unless the shareholder making a proposal (i) notifies the Company Secretary of the proposal by February 17, 2005 and (ii) otherwise follows the procedures specified in Rule 14a-4(c).

By Order of the Board of Directors

Leslie A. Grandis

Secretary

March 19, 2004

— FOLD AND DETACH HERE —

MARKEL CORPORATION

Proxy Solicited on Behalf of the Board of Directors for

Annual Meeting of Shareholders to be Held May 11,  2004

The undersigned, having received the Annual Report to Shareholders and the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement dated March 19, 2004 hereby appoints Alan I. Kirshner, Anthony F. Markel and Steven A. Markel (each with power to act alone) as proxies, with full power of substitution, and hereby authorizes them to represent and vote, as directed below, all the shares of Common Stock of Markel Corporation, held of record by the undersigned on March 12, 2004, at the Annual Meeting of Shareholders to be held on May 11, 2004, and any adjournment thereof.

The Board of Directors recommends a vote “FOR” Proposals 1 and 2.

(1) Election of Directors

      ☐ FOR all nominees listed                                                     ☐ WITHHOLD AUTHORITY to vote for all

           (except as indicated to the contrary)                                        nominees listed

Nominees: Douglas C. Eby, Leslie A. Grandis, Stewart M. Kasen, Alan I. Kirshner, Anthony F. Markel, Steven A. Markel, Jay M. Weinberg

            (INSTRUCTION: To withhold authority to vote for any individual nominee write the nominee’s name on the line provided below.)

(Please date and sign on the reserve side)

— FOLD AND DETACH HERE —

(2) To ratify or reject the selection by the Audit Committee of the Board of Directors of KPMG LLP as the Company’s independent auditors for the year ending December 31, 2004.

☐ FOR                                    ☐ AGAINST                                    ☐ ABSTAIN

(3) In their discretion, on such other matters as may properly come before the meeting, or, if any nominee listed in Proposal 1 above is unable to serve for any reason, to vote or refrain from voting for a substitute nominee or nominees.

This proxy when properly executed will be voted as directed. WHERE NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 and 2.

Please sign your name(s) exactly as they appear hereon. If signer is a corporation, please sign the full corporate name by duly authorized officer. If an attorney, guardian, administrator, executor, or trustee, please give full title as such. If a partnership, sign in partnership name by authorized person.

Signature:

Dated:                                                                                                     , 2004

PLEASE COMPLETE, DATE, SIGN AND RETURN THIS PROXY PROMPTLY IN THE ACCOMPANYING ENVELOPE.

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